Exhibit 10.16

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (the “Agreement”) is made and entered into as of May 28, 2008 and among NuCO2 Parent Inc., a Delaware corporation (the “Company”), NuCO2 Inc., a Florida corporation (“NuCO2”), and Aurora Management Partners LLC, a Delaware limited liability company (“AMP”).

WHEREAS, the Company and NuCO2 wish to assure themselves of the financial consulting services of AMP upon the terms and conditions set forth in this Agreement, and AMP is willing to accept such consultancy.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.                                       Scope of Services.  AMP, through its employees, Affiliates and employees of Affiliates, shall provide the Company and NuCO2 with consultation and advice in such fields as financial services, accounting, general business management, acquisitions, dispositions, banking and other matters (the “Services”).  AMP shall, in its reasonable discretion, determine the amount of time to be expended by its respective Affiliates and employees in performing such Services.  AMP shall perform its duties hereunder at such times and places as are reasonable, in the reasonable discretion of AMP, in light of the tasks involved.  AMP shall not be required to comply with any established work schedule and AMP shall not have regularly scheduled duties assigned to it by the Company and/or NuCO2.  The Company and/or NuCO2 shall, in soliciting AMP’s advice and requesting AMP’s performance of its duties hereunder, give AMP reasonable advance notice of the same in consideration of AMP’s other business obligations.

2.                                       Compensation.

(a)                                  As used herein, the following terms are defined as follows:

(i)                                     “Affiliate” of a specified Person means a Person that controls, is controlled by, or is under common control with, the specified Person, and in this context, “control”, “controls” and “controlled” mean the direct or indirect power to direct the management and policies or affairs of a Person through the ownership of voting securities or by contract or otherwise and, in the case of a limited partnership, shall include, but shall not be limited to, all of the limited partnership’s general partners and their respective Affiliates.

(ii)                                  “Person” means a natural person, a company, a corporation, a joint venture, a limited liability company, a partnership, a trust, an unincorporated association or organization or other legal entity, or a government or an agency or political subdivision thereof.

(iii)                               “Merger Agreement” means that certain Agreement and Plan of Merger by and among the Company, NuCO2 Merger Co. and NuCO2, dated as of January 29, 2008.

(b)                                 In consideration of the Services to be rendered hereunder, the Company and NuCO2, jointly and severally, hereby agree to pay AMP an aggregate management fee of $1,000,000 per annum, to be paid quarterly in advance on March 31, June 30, September 30 and December 31 of each applicable year.  Notwithstanding anything to the contrary set forth herein, the management fee to be paid to AMP pursuant to this Section 2(b) shall commence accruing as of the date hereof and the first quarterly payment shall be made on May 28, 2008 (such first quarterly payment shall include the management fee accrued from the date hereof through June 30, 2008).

(c)                                  In addition to the fees payable to AMP under Section 2(b) above, the Company and NuCO2, jointly and severally, shall (i) pay to AMP a fee for services rendered in connection with any acquisition, sale or disposition of any division of the Company, NuCO2 or any of their respective Affiliates, any sale or disposition of the Company or all or substantially all of the assets of the Company, NuCO2 or any of their respective Affiliates or any other sale or disposition of any assets of the Company, NuCO2 or any of their respective Affiliates other than in the ordinary course of business of such entities (including researching industry information, performing financial analysis on prospective acquisition candidates, arranging acquisition financing, and facilitating the close of the transaction), such fee to equal 2.0% of the aggregate transaction consideration (including debt assumed by the purchaser and current assets retained by the seller), after giving consideration to the total cost of the transaction, including, without limitation, any external investment banking fees incurred in connection with such transaction; and (ii) reimburse AMP for all of its reasonable costs and expenses incurred in connection with the performance of its obligations under this Agreement, including any such costs and expenses incurred in connection with any such acquisitions, sales or dispositions.

(d)                                 If the Closing (as defined in the Merger Agreement) is consummated, the Company and NuCO2, jointly and severally, shall pay to AMP on the date of such Closing (i) an aggregate transaction fee of $9.68 million and (ii) all of the reasonable costs and expenses incurred by AMP (or any of its Affiliates) in connection with the transactions contemplated by the Merger Agreement and the related transactions.

3.                                       Term.  Unless earlier terminated as provided in Section 4 below, the term of this Agreement shall commence on the date hereof and shall terminate automatically on the earlier to occur of (i) the sale of all of the outstanding capital stock of the Company, (ii) the sale of all or substantially all of the assets of the Company, (iii) the merger of the Company or sale in one or a series of related transactions of the outstanding capital stock of the Company after which the holders of a majority of the voting power of the Company immediately prior to such merger or stock sale do not, immediately after such merger or stock sale, hold a majority of the voting power of the surviving corporation or the Company, as the case may be, or (iv) the tenth anniversary of the date first set forth above.  The expiration of the term of this Agreement shall not adversely affect AMP’s right to receive any compensation accrued prior to the date of such termination or any rights to receive reimbursement of any costs and expenses incurred by AMP prior to the date of such termination.  The provisions of Sections 5, 6, 7, 8, 9, 10, 11 and 12 shall survive the expiration of the term of this Agreement or any termination of this Agreement.

4.                                       Termination for Cause.  The Company, by written notice to AMP authorized by a majority of the directors (other than those affiliated with AMP), may terminate this Agreement for justifiable cause, which shall mean any of the following events:  (a) misappropriation by AMP of funds or property of the Company, NuCO2 and/or any of its subsidiaries; (b) gross neglect or willful misconduct by AMP in the fulfillment of its obligations hereunder; or (c) the conviction of AMP or any person who is then a member of AMP of a felony involving moral turpitude that has become final and not subject to further appeal.

5.                                       Confidential Information.  During the term of this Agreement, AMP will have access to and become acquainted with confidential information of the Company, NuCO2 and/or any of its subsidiaries, including among other things customer relationships, processes, and compilations of information, records and specifications, which are owned by the Company, NuCO2 and/or any of its subsidiaries.  AMP shall not use or disclose any of the Company’s, NuCO2’s and/or any of its subsidiaries confidential information in any way that is detrimental to the interests of the Company, NuCO2 and/or any of its subsidiaries, directly or indirectly, either during or within two (2) years after the term of this Agreement, except as required in the course of this Agreement.  AMP shall be responsible for any breaches of this Section 5 by AMP’s officers, directors, employees and advisors.

6.                                       Notices.  All notices, demands and requests required under this Agreement shall be in writing and shall be deemed to have been given if served personally or sent by registered or certified mail, postage prepaid, or by telegraph or telex addressed to the addressee set forth or such other addresses as either party may designate by notice to the other:

If to the Company:	NuCO2 Parent Inc. c/o Aurora Capital Group 10877 Wilshire Boulevard Suite 2100 Los Angeles, CA 90024 Telecopier No: (310) 227-5591 Attn: Timothy J. Hart

If to NuCO2:	NuCO2 Inc. 2800 SE Market Place Stuart, FL 34997 Attention: Eric M. Wechsler Telecopier No: (772) 221-1690

If to AMP:	Aurora Management Partners LLC 10877 Wilshire Boulevard Suite 2100 Los Angeles, CA 90024 Telecopier No: (310) 227-5591 Attn: Timothy J. Hart

Notices delivered in person shall be effective when so delivered.  Notices delivered by courier shall be effective three (3) business days after delivery by the sender to an air courier of national reputation who guarantees delivery within such three (3) business day period.  Telecopied notices shall be effective when receipt is acknowledged telephonically by the addressee or its agent or employee.  Notices sent by mail shall be effective five (5) business days after the sender’s deposit of such notice in the United States mails, first class postage prepaid.

7.                                       Assigns and Successors.  The rights and obligations of the Company and NuCO2 under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company and NuCO2, respectively.  The rights and obligations of AMP under this Agreement may be assigned by AMP in its sole discretion to an Affiliate of AMP.

8.                                       Attorneys’ Fees.  If any legal proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach thereof, the prevailing party shall be entitled to reasonable attorneys’ fees, as well as costs and disbursements, in addition to any other relief to which he or she is entitled.

9.                                       Indemnity.  To the same extent as the Company or NuCO2 provides indemnification (whether through contract or the Company’s or NuCO2’s respective Certificate of Incorporation, Articles of Incorporation or Bylaws) to its directors and officers, the Company and NuCO2, jointly and severally, shall indemnify and hold each of AMP and their respective partners, members, officers, employees, agents and Affiliates and the stockholders, partners, members, Affiliates, directors, officers and employees of any of the foregoing (and representatives and agents of any of the foregoing designated by AMP from time to time whether before or after the occurrence of the event giving rise to the claim for indemnity) (each such person entitled to indemnity hereunder being referred to as an “Indemnitee”) harmless from any and all losses, costs, liabilities and damages (including reasonable attorneys’ fees) arising out of or connected with, or claimed to arise out of or to be connected with, any act performed or omitted to be performed under this Agreement or otherwise relating to the business or affairs of the Company, NuCO2 or their respective Affiliates, provided such act or omission was taken in good faith by such Indemnitee and did not constitute gross negligence or willful misconduct on the part of the relevant Indemnitee, and provided further only in the event of criminal proceedings, that the Indemnitee had no reasonable cause to believe the conduct of the Indemnitee was unlawful.  An adverse judgment or plea of nolo contendere shall not, of itself, create a presumption that the Indemnitee did not act in good faith or that the Indemnitee had reasonable cause to believe the conduct of the Indemnitee was unlawful.  Expenses incurred in defending any civil or criminal action arising out of or relating to any event or circumstance to which this indemnity shall apply shall be paid by the Company and/or NuCO2, as the case may be, upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it be later shown that such Indemnitee was not entitled to indemnification.  No Indemnitee shall be liable to the Company, NuCO2 or any of their respective partners, members, Affiliates, stockholders, directors, officers or employees or any Affiliates, stockholders, partners, members, directors, officers, employees, representatives or agents of any of the foregoing or any other person claiming through any of the foregoing for any act or omission by AMP in the performance of its duties hereunder or otherwise in relation hereto which was taken or omitted to be taken in good faith by such Indemnitee and which did not constitute gross negligence or willful misconduct on the part of such Indemnitee.

10.                                 Outside Activities of AMP.  AMP shall be entitled to and may have business interests and engage in business activities in addition to the activities contemplated by this Agreement.  Neither AMP, any partner, member, officer, employee or Affiliate of AMP nor any stockholder, partner, member, director, officer or employee of any of the foregoing shall have any obligation or duty to offer any investment or business opportunity (other than an opportunity directly involving the provision of bulk carbon dioxide systems and distribution of beverage-grade bulk carbon dioxide) of any kind to the Company and/or NuCO2 or any of their respective stockholders, directors, officers or employees (under any doctrine of “corporate opportunity” or otherwise), it being expressly understood that AMP and their respective partners, members, officers, employees and Affiliates and the stockholders, partners, members, directors, officers and employees of any of the foregoing may make investments in, acquire, or provide management, advisory or consulting services to, entities engaged in businesses similar to the business of the Company and/or NuCO2 without any duty, obligation or liability to the Company and/or NuCO2 or their respective stockholders, partners, members, directors, officers or employees.

11.                                 Amendment; Waiver.  This Agreement may be amended, and any right or claim hereunder waived, only by a written instrument signed by AMP, the Company and NuCO2.  Except as provided in Sections 9 and 10 hereof, nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.  No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement, except that any amendment of Section 9 shall only operate prospectively as to any Indemnitee provided therein unless such Indemnitee shall have agreed in writing to such amendment.

12.                                 Construction, Etc.  This Agreement shall be construed under and governed by the internal laws of the State of Delaware.  Section headings are for convenience only and shall not be considered a part of the terms and provisions of this Agreement.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original and all of which when taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

NuCO2 PARENT INC.

By:	/s/ Timothy J. Hart
Name:	Timothy J. Hart
Title:	Vice President, Secretary and General Counsel

NuCO2 INC.

By:	/s/ Eric M. Wechsler
Name:	Eric M. Wechsler
Title:	General Counsel and Secretary

AURORA MANAGEMENT PARTNERS LLC

By:	/s/ Timothy J. Hart
Name:	Timothy J. Hart
Title:	Vice President and Secretary